EXHIBIT 10.39

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement ("Agreement") is effective the 1st day of July, 2011, by and between Meadowbrook Insurance Group, Inc., a Michigan corporation (hereinafter referred to as "MIGI" ), Star Insurance Company, a Michigan corporation, Williamsburg National Insurance Company, a Michigan corporation, Ameritrust Insurance Corporation, a Michigan corporation, Savers Property and Casualty Insurance Company, a Missouri corporation, Century Surety Company, an Ohio corporation, ProCentury Insurance Company, a Texas corporation, and ProCentury Risk Partners Insurance Company, a District of Columbia corporation (collectively, the "Company"), and Meadowbrook, Inc., a Michigan corporation ("Manager").

RECITALS:

WHEREAS, MIGI is a Michigan domiciled insurance holding company formed pursuant to the laws of the State of Michigan;

WHEREAS, Star Insurance Company, Williamsburg National Insurance Company and Ameritrust Insurance Corporation are insurance companies domiciled in the State of Michigan operating and licensed in various jurisdictions, pursuant to applicable insurance laws and regulations;

WHEREAS, Savers Property and Casualty Insurance Company is an insurance company domiciled in the state of Missouri, which operates and is licensed in various jurisdictions under applicable insurance laws and regulations;

WHEREAS, Century Surety Company is domiciled in the state of Ohio operating and licensed in various jurisdictions, pursuant to applicable insurance laws and regulations;

WHEREAS, ProCentury Insurance Company is an insurance company domiciled in the state of Texas operating and licensed in various jurisdictions, pursuant to applicable insurance laws and regulations;

WHEREAS, ProCentury Risk Partners Insurance Company is an insurance company domiciled in the District of Columbia operating and licensed in various jurisdictions, pursuant to applicable insurance laws and regulations;

WHEREAS, the Manager is a full service risk management organization which performs marketing, underwriting, claims, loss control, actuarial, accounting, tax, treasury management, investment, information technology, and reinsurance services for insurance companies, organizations, trusts, pools and other similar companies; and

WHEREAS, the Company has retained the Manager to perform the aforementioned services on behalf of the Company as more fully described below.

In consideration of the mutual agreements described herein, the Company and the Manager agree as follows:

AGREEMENT:

ARTICLE 1 - APPOINTMENT OF MANAGER

The Company and the Manager agree the Manager will perform services for the Company as described in this Agreement and in the manner provided in this Agreement. All marketing, underwriting, claims, loss control, actuarial, accounting, tax, treasury management, investment, information technology, and reinsurance services (sometimes, collectively referred to as "Services") provided to the Company by the Manager shall be based upon the criteria, guidelines and standards of the Company. The Company shall have the ultimate and final authority over decisions and policies, including but not limited to the acceptance, rejection or canceling of risks, the payment or non-payment of claims and the purchase of reinsurance.

Notwithstanding any other provision of this Agreement, it is understood the business affairs of the Company shall ultimately be controlled and managed by its Board of Directors and its officers, in accordance with relevant law. Also, to the extent required by law, the Board of Directors shall present to the Company's shareholders issues for vote.

ARTICLE 2 - DUTIES

2.01         Management Services

A.           Accounting Services, Financial Statements and Tax Returns

The Manager will perform services for the Company's operations and provide all accounting, tax, treasury management and investment related services. The Manager will prepare all of the Company's financial statements required for filing with regulatory authorities, including statutory financial statements as required under the applicable insurance laws. The Manager will perform these services in a manner and at a time, which complies with the requirements of the insurance bureau, taxing authorities, and as otherwise reasonably required by the Company. Accounting services shall include the preparation of financial statements and analytic reports, including all supporting documentation and reconciliations, maintenance of proper accounts, and experience statistics as required for management and for filing with any regulatory authority. The Manager will prepare the Company's financial statements on a quarterly and annual basis. Prior to their due dates, the Manager will prepare and deliver to the Company all tax returns to be filed with any taxing authority of the Company. Also, the Manager shall provide actuarial services to the Company.

B.           Accounts Receivable

The Manager will collect all funds due the Company. Manager shall use due diligence and utilize all reasonable efforts for the collection of amounts due the Company, but shall be responsible to the Company only for premiums which are actually collected. The Manager shall regularly account to the Company on monies received by the Manager on behalf of the Company. Due diligence in the collection of accounts receivable shall mean regular contact of persons owing money to the Company with the demand for payment and maintenance of records adequate to legally enforce any debts owed. Due diligence shall include any legal enforcement of the debts owed.

C.          Deposits of Monies Received

The Manager shall deposit daily into accounts of the Company all monies received by the Manager for the Company. If the Manager is the agent for the policy, all premium will be deposited, in accordance with the terms of any relevant Agency Agreement. All premiums collected by the Manager shall be held in trust segregated by the Company and held in a fiduciary capacity.

D.           Accounts Payable

The Manager will process and pay the accounts payable of the Company which are incurred by the Company in the ordinary course of business; and which represent expenses of the Company in areas for which the Manager is responsible under this Agreement.

For that purpose, the Manager may be designated as the signatory on certain depository and checking accounts of the Company. The Manager shall provide regular accounting to the Company of the payments, which the Manager has paid for the Company.

E.           Reports and Records

At least annually, and more often as may reasonably be requested by the Company, the Manager will provide information on the Company's overall financial conditions, results of business operations and future capital requirements. The Manager will maintain the coverage documents or policies offered through the Company and any amendments, and will be responsible for developing and furnishing all necessary forms for the coverage of policyholders of the Company. These forms shall include applications, claims reports, premium collection or invoice forms, loss control, coverage documents, rating forms, and related reports or explanatory forms required for operations of the Company. All reports and records as described above will be provided as mutually agreed with the Manager and the Company.

F.           Advice and Other Services

The Manager will have no responsibility as to other matters pertaining to the Company and its business operations. The Manager will perform such other related services as may be reasonably necessary for the proper conduct of the Company's business operations and which are within the scope of this Agreement.

G.           Underwriting

The Company shall retain the ultimate right and responsibility to refuse any risk and/or cancel any policy. The Manager shall perform such underwriting services as the Company shall from time to time request. Underwriting services shall include the review of applications for policies of insurance, develop coverage forms, follow up with applicants for additional information, and working with reinsurers of the Company as requested. Certain underwriting services to be performed by the Manager may be delegated to a third-party upon approval by the Company. The Manager will comply with all written guidelines set forth by the Company with respect to underwriting, the acceptance or rejection of certain classes of business, the scope of coverage and the provisions of the coverage document or related to the issuance of policies.

H.           Reinsurance

The Manager shall seek to arrange for appropriate reinsurance, including the preparation of all necessary documents with respect to such reinsurance. The Manager shall act as the liaison with the reinsurers with respect to both the acceptance of applications, the payment and remittance of premiums, the reporting of claims and collection of reinsurance payments due the Company. Also, the Manager shall negotiate the terms, conditions and premiums for such reinsurance.

I.             Investments

The Company shall have custody of, responsibility for and control all investments of the Company. The Manager will comply with the Investment Policy Guidelines of the Company. The Company shall have the ultimate and final authority over decisions regarding the purchase and sale of securities.

2.02          Claims

A.           Claims Administration

The Company shall have ultimate responsibility for claims adjustments and payments. The Manager will receive all claims and notice of claims from policyholders of the Company. The Manager will review, process, investigate, adjust, settle or resist all claims received in accordance with the Company's direction, the terms of Company coverage documents, and any written guidelines or decision of the Company regarding coverage, handling or payment of claims. The Manager will establish loss reserves for each claim as deemed necessary in accordance with the Company's direction. The Manager will make subrogation investigations and consult with the Company or its representatives for the proper adjusting of subrogation matters. The Manager will engage attorneys as necessary, to represent policyholders in any suit covered by the Company's policy.

B.           Claims Expenses

The Company will pay allocated loss expenses, which include reasonable expense items, such as attorney's fees, incidental legal fees, experts' fees, witnesses' travel expense, extraordinary travel expense incurred by the Manager at the request of the Company, court reporter's fees, transcript fees, and the cost of obtaining public records and witness fees. The Company will pay expenses associated with the investigation, negotiation, settlement or defense of any claim hereunder or as required for the collection of subrogation payments from third parties on behalf of the Company. All claims expenses other than allocated loss adjustment expenses shall be considered unallocated loss adjustment expenses and shall be paid by the Manager.

C.           Claims Reports

The Manager will establish claim files for each reported claim which will be subject to review by the Company or its representatives at any reasonable time without prior notice. Reports for the Company will be furnished, in formats and frequencies approved by the Company, to show claims fund activity and payments, losses paid, pending and reserved, by participant coverage, type, cause function, size, and so on. The Manager will assist as needed with all litigation and defense activities related to claims pursuant to the Company program within guidelines established by the Company. These activities shall include recommendation of attorneys on a case or retainer basis for approval by the Company, preparation of all claim documentation, retention of witnesses and performance of other steps as necessary to properly defend against claims against insureds of the Company.

2.03        Loss Prevention

The Manager will arrange for and coordinate loss prevention services as agreed with the Company, including furnishing assistance and professional consultation to participating insureds, in developing loss prevention systems, making inventories and surveys regarding exposures and risks covered under the Company program, analyzing claim causes and trends, including frequency and severity, developing and conducting training programs, and other information for loss prevention. The type of services which will be provided to individual insureds to help them to develop loss prevention systems will include review and analysis of past claims, management controls and development of recommendations to improve risk management.

ARTICLE 3 - COMPENSATION

3.01        Expenses and Fees

Expenses shall be determined on an annual basis, based on the costs associated with the business underwritten by the Company. All indirect and shared expenses will be allocated to the Company, in accordance with a method of cost allocation in conformity with SSAP No. 70.

In consideration of the services provided by the Manager, the Company shall pay the Manager a fee based upon the costs and expenses incurred with regard to business underwritten by the Company. The fees shall be allocated to each individual insurance company (i.e., Star Insurance Company, Williamsburg National Insurance Company, Ameritrust Insurance Corporation, Savers Property and Casualty Insurance Company, Century Surety Company, ProCentury Insurance Company, and ProCentury Risk Partners Insurance Company) based on their respective gross earned premium and in accordance with SSAP No. 70. The fees shall be reviewed annual by the Manager and the Company based on a review of Services performed by the Manager for the Company. Manager's compensation under this Agreement shall be based on actual cost without a profit factor built into cost. In no event will the amount charged to the Company for services provided under this Agreement exceed the Company's direct cost in performing substantially the same service for itself.

3.02        Time of Payment

The amount agreed upon as described in paragraph 3.01 will be payable monthly within 5 business days succeeding the end of the prior month. At the end of each calendar year the Manager and the Company may adjust the fee based upon the actual costs and expenses. Within 30 days after the end of each calendar year, the Manager and the Company will determine if the amounts paid by the Company to the Manager for services provided during the preceding calendar year meet the compensation guidelines noted in Paragraph 3.01. If any discrepancy exists, the difference between the actual amount paid by the Company and the amount that should have been paid under Paragraph 3.01 will be settled by the parties within 30 days. Any records retained by the Manager and Company under this Paragraph shall be made available upon request for review by the applicable insurance department.

ARTICLE 4 -THIRD PARTIES

The Manager and the Company agree the Manager may engage, employ and delegate certain functions under this Agreement to unaffiliated third parties, or affiliates of the Manager. In addition, the Manager shall have the authority to terminate such retention. The Company will have the authority to approve or terminate an unaffiliated third-party, as well as, approve all commission rates. To the extent the Manager has delegated such function to an unaffiliated third party, the fee for such service shall be paid by the Manager.

ARTICLE 5 - TERM AND TERMINATION

5.01        Term

The Term of this Agreement will be from July 1, 2011 through June 30, 2014 ("Original Term"). The Term will be automatically extended for three (3) year periods thereafter, unless either party provides written notice to the other within ninety (90) days prior to the end of the Original Term, or any extended Term, as applicable, that it does not wish to extend the Term.

This Agreement may be terminated for "cause" by either party, in accordance with the following procedure. Termination of this Agreement by or with the insurance companies individually shall not terminate the Agreement for the non-terminated parties.

The terminating party shall provide written notification to the other party describing the basis for the termination. The recipient shall have 180 days in which to cure the problem, or, if such problem cannot be cured within this timeframe, take reasonable steps within 180 days to cure the problem. If the problem has not been cured, the Agreement may be terminated 90 days after expiration of the 180 days notification provision, or 90 days after the party was unable to cure the problem.

This Agreement may be terminated upon the dissolution, bankruptcy or insolvency of either party. The effective date of such termination shall be immediate, or the date ordered by the regulatory authority or court having jurisdiction over the matter. This Agreement may be terminated on a date mutually agreed to, in writing, by both parties.

In addition, either party may terminate this Agreement upon 360 days written notice to the other party, plus a reasonable transaction period to be negotiated by the parties. If this Agreement is terminated, prior written notification shall be provided to the insurance departments of the states where each Company is domiciled.

ARTICLE 6 - OWNERSHIP OF RECORDS

The Manager will maintain all appropriate records, files, ledgers, and reports so as to accurately reflect at all times the financial transactions of the Company. Upon reasonable notice, the Manager shall make all such records available for inspection by the Company. All records of any kind relating to the Company shall be the property of the Company and shall be in the Company's custody and control or will be available for inspection.

ARTICLE 7 - GENERAL REQUIREMENTS OF THE MANAGER

7.01        Manager's General Duties

The Manager is responsible to perform the duties assumed under this Agreement in accordance with standard procedures for the performance of such duties, which exist, in the insurance industry.

7.02        Dealing with Third Parties

The Manager is authorized and may act for, bind, make commitments, and represent the Company to any third-party, in the ordinary course of business and in fulfillment of its obligations under this Agreement.

ARTICLE 8 - MISCELLANEOUS

8.01        Notices

All notice requirements and other communications indicated shall be deemed given when personally delivered or on the third succeeding business day after being mailed by registered or certified mail, return receipt requested, to the appropriate party at its address below or at such other address as shall be specified by notice given hereunder.

MIGI:	THE MANAGER:

Meadowbrook Insurance Group, Inc.	Meadowbrook, Inc.
26255 American Drive	26255 American Drive
Southfield, Ml 48034-2438	Southfield, Ml 48034
Attn: President	Attn: President

THE COMPANY:

Star Insurance Company	Williamsburg National Insurance Company
26255 American Drive	26255 American Drive
Southfield, Ml 48034	Southfield, Ml 48034
Attn: President	Attn: President

Ameritrust Insurance Corporation	Savers Property & Casualty Insurance Co.
26255 American Drive	26255 American Drive
Southfield, MI 48034	Southfield, Ml 48034
Attn: President	Attn: President

Century Surety Company	ProCentury Insurance Company
465 Cleveland Avenue	465 Cleveland Avenue
Westerville, OH 43082	Westerville, OH 43082
Attn: President	Attn: President

ProCentury Risk Partners Ins. Co.
465 Cleveland Avenue
Westerville, OH 43082
Attn: President

8.02        Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

8.03        Amendment

This Agreement may not be amended, altered or modified except in writing signed by the party against whom enforcement or any waiver, change, discharge, alteration or modification is sought.

8.04        Invalidity

The invalidity of any provision of this Agreement shall not affect the validity of the remainder of any such provision or the remaining provisions of this Agreement.

8.05        Interpretation

The article, section and paragraph headings included in this Agreement have been used solely for convenience and shall not be used in conjunction with the interpretation of this Agreement. References to articles, sections and paragraphs shall refer to such provisions in this Agreement unless otherwise stated.

8.06        Waiver

The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not be deemed a continuing waiver of that provision or a waiver of any other provision of this Agreement, and shall in no way affect the full right to require such performance from the other party at any time thereafter.

8.07        Severability

This Agreement and the transaction contemplated herein constitute one transaction and shall not be divisible in any manner. A breach of any portion of this Agreement shall be deemed a breach of the whole Agreement.

8.08        Counterparts

If photocopies or duplicates of the original of this Agreement are signed by the parties then each such originally signed document shall be deemed to be an original of this Agreement.

8.09        Conflict of Interest

The Manager shall not engage in conduct or activities that constitute actual business competition with the Company, except where the Manager provides services to other affiliates of the group.

8.10        Indemnification

Both the Company and the Manager shall hold harmless, indemnify and defend the other party against any expenses, damages, liability, action, cost or other claims, including attorney fees arising out of the other party's material breach of any duty or obligation hereunder.

8.11        Errors and Omissions Insurance Coverage

The Manager shall maintain an errors and omissions insurance policy in an amount not less than $2,000,000 per claim and an employee dishonesty bond of not less than $500,000 per claim.

8.12        Governing Law

This Agreement shall be interpreted under Michigan law, without regard to its conflict of law principles.

8.13        Entire Agreement

This Agreement shall supersede all prior Management Services Agreements between Company, Manager, and MIGI.

MEADOWBROOK INSURANCE GROUP, INC.
DATE:	6 - 9 - 11

STAR INSURANCE COMPANY
DATE:	6 - 9 - 11

WILLIAMSBURG NATIONAL INSURANCE
COMPANY
DATE:	6 - 9 - 11

AMERITRUST INSURANCE CORPORATION
DATE:	6 - 9 - 11

SAVERS PROPERTY & CASUALTY INSURANCE CO.
DATE:	6 - 9 - 11

DATE:	6 - 9 - 11

DATE:	6 - 9 - 11

DATE:	6 - 9 - 11

DATE:	6 - 9 - 11